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                                                                    Exhibit 8(c)

                               CUSTODIAN AGREEMENT

To:  State Street London Limited
     State Street House
     12 Nicholas Lane
     London EC4N 7BN
     Great Britain

Gentlemen:

The undersigned State Street Bank and Trust Company ("State Street") hereby requests that State Street London Limited (the "Trust Company") establish a cash account at State Street's licensed London branch (or at such other deposit-taking institution in the United Kingdom as State Street may designate) and a custody account for each custody customer and employee benefit plan account identified in the Schedule attached to this Agreement and each additional account which is or may hereafter be identified to this Agreement. Such customers and accounts are referred to herein as the "Customer" or "Customers." Each such cash account and each such custody account so established will be referred to herein as the "Cash Account" and "Custody Account," respectively, and will be subject to the following terms and conditions:

    1. The Trust Company shall hold in trust as agent for State Street and shall physically segregate in the Cash Account and Custody Account, respectively, such cash, bullion, coin, stocks, shares, bonds, debentures, notes and other securities and other property which is delivered to the Bank for those State Street Accounts (the "Property").

    2.   a.   Upon the prior approval of State Street the Trust Company may deposit Securities, as hereafter defined, in a securities depository or utilize a clearing agency, incorporated or organized under the laws of a country other than the United States;

         b. When securities held for a Customer are deposited in a securities depository or clearing agency by the Trust Company, the Trust Company shall identify on its books as belonging to State Street as agent for the Customer, the securities so deposited.

    3. Upon the written instructions of State Street, in accordance with Paragraph 7, the Trust Company is authorized to direct


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         the payment of cash from the Cash Account and to sell, assign, transfer, deliver or exchange, or to purchase for the Custody Account, any and all stocks, shares, bonds, debentures, notes and other securities ("Securities"), bullion, coin and any other property, but only as provided in such written instructions. So long as and to the extent that it exercises reasonable care, the Trust Company shall not be responsible for the title, validity or genuineness of any Property or evidence of title thereto received by it or delivered by it and shall be held harmless in acting upon any written instruction reasonably believed by it to be genuine and to be signed by the proper party or parties.

    4. Unless the Trust Company receives written instructions of State Street to the contrary, the Trust Company is authorized:

         a. To promptly receive and collect all income and principal with respect to the Property and to deposit cash receipts in the Cash Account;

         b. To promptly exchange securities where the exchange is purely ministerial (including, without limitation, the exchange of temporary securities for those in definitive form and the exchange of warrants, or other documents of entitlement to securities, for the securities themselves);

         c. To promptly surrender securities at maturity or when called for redemption upon receiving payment therefor;

         d. Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for securities in the Custody Account and such rights entitlement or fractional interest bears an expiration date, the Trust Company will endeavor to obtain State Street Bank's instructions, but should these not be received in time for the Trust Company to take timely action, the Trust Company is authorized to sell such rights entitlement or fractional interest and to credit the Custody Account;


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         e.   To hold registered in the name of the nominee of the Trust Company or its agents such Securities as are ordinarily held in registered form;

         f. To execute in State Street's name for the Customer, whenever the Trust Company deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Property; and

         g. To pay or cause to be paid, from the Cash Account any and all taxes and levies in the nature of taxes imposed on such assets by any governmental authority and shall use reasonable efforts, to promptly reclaim any foreign withholding tax relating to the Cash Account.

    5. If the Trust Company shall receive any proxies, notices, reports, or other communications relative to any of the Securities of the Custody Account in connection with tender offers, reorganization, mergers, consolidations, or similar events which may have an impact upon the issuer thereof, the Trust Company shall promptly transmit any such communication to State Street by means as will permit State Street to take timely action with respect thereto.

    6. The Trust Company is authorized in its discretion to appoint brokers and agents in connection with the Trust Company's handling of transactions relating to the Property provided that any such appointment shall not relieve the Trust Company of any of its responsibilities or liabilities hereunder.

    7. Written instructions shall include (i) instructions in writing signed by such persons as are designated in writing by State Street; (ii) telex or tested telex instructions of State Street; (iii) other forms of instruction in computer readable form as shall be customarily utilized for the transmission of like information; and (iv) such other forms of communication as from time to time shall be agreed upon by State Street and the Trust Company.

    8. The Trust Company shall supply periodic reports with respect to the safekeeping of assets held by it under this Agreement. The content of such reports shall include but not be limited to any transfer to or from any account held by the Trust




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         Company hereunder and such other information as State Street may reasonably request.

    9. In addition to its obligations under Section 2b hereof, the Trust Company shall maintain such other records as may be necessary to identify the assets hereunder as belonging to each Customer.

    10. The Trust Company agrees that its books and records relating to its actions under this Agreement shall be opened to the physical, on-premise inspection and audit at reasonable times by officers of, auditors employed by, or other representatives of State Street (including to the extent permitted under applicable law the independent public accountants of any Customer) and shall be retained for such period as shall be agreed by State Street and the Trust Company.

    11. The Trust Company shall be entitled to reasonable compensation for its services and expenses as custodian under this Agreement, as agreed upon from time to time by the Trust Company and State Street.

    12.  a.   The Trust Company shall exercise reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust Company, State Street or both) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

         b. If State Street requires the Trust Company to take action with respect to the Securities, which action involves the payment of money or which action may, in the opinion of the Trust Company, result in the Trust Company being liable for the payment of money or incurring liability of some other form, State Street, as a prerequisite to requiring the Trust Company to take action, shall provide indemnity to the Trust Company in an amount and form satisfactory to it.

    13. The Trust Company shall not be liable for any loss resulting from political risks such as exchange control restrictions,




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         expropriation, nationalization, insurrection, civil strife, armed hostilities or other similar events or any loss resulting from Acts of God, nuclear incident and the like under circumstances where the Trust Company has exercised reasonable care.

    14. The Trust Company agrees (i) the property held hereunder is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Trust Company or any of its agents or its creditors except a claim of payment for their safe custody and administration and (ii) the beneficial ownership of the Property shall be freely transferable without the payment of money or other value other than for safe custody or administration.

    15. This Agreement may be terminated by the Trust Company or State Street by 60 days' written notice to the other, sent by registered mail or express courier. The Trust Company, upon the date this Agreement terminates pursuant to notice which has been given in a timely fashion, shall deliver the Property to the Customer unless the Trust Company has received written instructions of State Street specifying the name(s) of the person(s) to whom the Property shall be delivered.

    16. The Trust Company and State Street shall each use its best efforts to maintain the confidentiality of the Property in each Cash Account and Custody Account, subject, however, to the provisions of any laws requiring the disclosure of the Property.

    17. Unless otherwise specified in this Agreement, all notices with respect to matters contemplated by this Agreement shall be deemed duly given when received in writing or by confirmed telex by the Trust Company or State Street at their respective addresses set forth below, or at such other address as be specified in each case in a notice similarly given:

    To State Street                       Master Trust Division, Global Custody
                                          STATE STREET BANK AND TRUST
                                          COMPANY
                                          P.O. Box 1713
                                          Boston, Massachusetts 02105
                                          U.S.A.




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    To the Trust Company                  ATTN:
                                               ---------------------------
                                               STATE STREET LONDON LIMITED
                                               State Street House
                                               12 Nicholas Lane
                                               London EC4N 7BN
                                               Great Britain

    18. This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom except to the extent that such laws are preempted by the laws of the United States of America.

    Please acknowledge your agreement to the foregoing by executing a copy of this letter.

                                           Very truly yours,

                                           STATE STREET BANK AND
                                           TRUST COMPANY

                                           By:
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                                           Title:
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                                           Date:
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         Agreed to by:  STATE STREET LONDON LIMITED

         By:
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         Title:
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         Date:
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